Exhibit 10.1

DATED            OCTOBER 2008

(1) CANCER RESEARCH TECHNOLOGY LIMITED

AND

(2) PERCIPIO BIOTHERAPEUTICS

Patent and Know How Licence

THIS AGREEMENT is made the________ day of October 2008

BETWEEN:

(1)	Cancer Research Technology Limited, a company registered in England and Wales under number 1626049 with registered office at Sardinia House, Sardinia Street, London WC2A 3NL, England (“CRT”); and

(2)
Percipio Biotherapeutics, Inc. a company incorporated in the State of Nevada, United States of America whose principal place of business is at 10990 Wilshire Blvd., Suite 1410, Los Angeles, California, 90024, United States of America (“Percipio”).

RECITALS

(A)	CRT is an oncology focused technology transfer and development company.

(B)
CRT is wholly owned by Cancer Research UK, a company registered under number 4325234 and registered charity number 1089464. Cancer Research UK was formed as a result of the merger on 4 February 2002 of two charities: the Cancer Research Campaign (“CRC”) and Imperial Cancer Research Fund.

(C)
CRC funded research concerning the [********] in the laboratories of [****************] at the [*******************************] (the “University”). Pursuant to a Research Collaboration and Option Agreement dated 27th July 2000 made between CRT (under its former name of Cancer Research Campaign Technology Limited), Viragen (Scotland) Limited and the University, as amended by the Novation Agreement dated 7th September 2001 (the “Collaboration Agreement”), the research led to a novel therapeutic use of [**********] antibodies (the “Invention”) and CRT is the registered proprietor of the application(s) for patent(s) described in Schedule 2 (the ”Scheduled Patents”) in respect of the  Invention. Under a letter agreement dated 11th November 2003 between Viragen, Inc. and CRT (the “Letter Agreement”), CRT granted a limited licence to Viragen, Inc. to certain intellectual property in respect of the Invention. The Collaboration Agreement and Letter Agreement expired and Viragen, Inc. (the parent company of Viragen (Scotland) Limited), entered into a patent and know how licence agreement dated 27 April 2005 (the “2005 Licence”) under which CRT granted Viragen, Inc. an exclusive licence to the Scheduled Patents, Licensed Know How (defined in Clause 1) and Licensed Materials (defined in Clause 1).  During the term of the Letter Agreement and 2005 Licence, Viragen, Inc. (either itself or through its wholly owned subsidiary Viragen (Scotland) Limited) generated certain Viragen Intellectual Property (defined in Clause 1).

(D)
Following the liquidation of Viragen, Inc. and Viragen (Scotland) Limited, the 2005 Licence was terminated in accordance with its terms by CRT. In the interests of ensuring the further development of the Invention, CRT waived its rights to call for Viragen, Inc.’s rights in the Viragen Intellectual Property (as defined in the 2005 Licence) to be assigned to CRT, and at the request of Viragen Inc.’s liquidators CRT agreed to enter into negotiations to conclude a licence in materially similar terms to the 2005 Licence with the purchasers, from the liquidators, of Viragen, Inc. and Viragen (Scotland) Ltd.’s assets to ensure the commercial exploitation of the Invention and [*************] antibody programme to develop Products (as defined in Clause 1) based upon the exploitation of its rights under the 2005 Licence by Viragen, Inc (including through the use and development of Viragen Intellectual Property).

(E)
On the basis of the arrangements described in paragraph D, (i) Viragen Intellectual Property has been assigned to Hamilton Atlantic (a company organized in the Cayman Islands) pursuant to an Assignation executed by Hamilton Atlantic on  6 May  2008; and (ii) Hamilton Atlantic has granted Percipio (under its former name of Sunburst Acquisitions III, Inc.) an exclusive worldwide right and licence under all of its rights in the Viragen Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of licensed products pursuant to a licence agreement dated 21st August 2008 (the “Sunburst Licence Agreement”).

(F)	CRT and Hamilton Atlantic have entered into a separate agreement addressing the consequences of termination of this Agreement.

(G)
CRT has agreed to grant Percipio an exclusive licence under the Licensed Patents (defined in Clause 1), the Licensed Know How and the Licensed Materials upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings:

“Affiliate”
means, with respect to a Party, any company, corporation, partnership or other entity, which directly or indirectly Controls, or is controlled by, or is under the common control with such Party including as a subsidiary, parent or holding company of such Party; and the term “Control” means the ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”
means this document entitled “Patent and Know How Licence” and any and all schedules, appendices and other addenda to it as may be varied or otherwise altered or amended from time to time in accordance with the provisions of Clause 13.3.

“Business Day”	means a day other than a Saturday, Sunday, bank or other public holiday in England.
“Commencement Date”	means the date first above written.
“Competent Authority”
means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of any government or of any country having jurisdiction over this Agreement or of any of the Parties or over the development or marketing of medicinal products including, but not limited to, the European Commission, the European Court of Justice and the Food and Drug Administration of the United States of America.

“Confidential Information”
means any and all information which is identified and treated by the disclosing Party as secret and confidential or which, by reason of its character or the circumstances or manner of its disclosure, is evidently secret and confidential and which the disclosing Party from time to time discloses to the recipient Party, whether orally, in writing, in digital form, in the form of machine readable code or any other physical medium which relates to the disclosing Party, its business activities and including, but not limited to Know How, financial information (except that published in audited accounts), business strategies or intentions, marketing plans or information, formulae, inventions or product or services development.

“Development Plan”
means the programme for the development of Products to be undertaken by or on behalf of Percipio as more particularly set out in Schedule 1 and as may be amended from time to time by agreement of the Parties in writing.

“European Economic Area”	means those countries that are members of the European Economic Area as constituted at the Commencement Date.
“Field”	means the field of use of [********] for the immunotherapeutic treatment and/or diagnosis of diseases.
“Financing Event”	means the receipt by Percipio of at least [****************], in total, whether in a single tranche or cumulatively, in cash.
“Force Majeure”
means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party, which that Party could not reasonably be expected to have taken into account at the Commencement Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including an act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery, governmental restraint, act of legislature and directive or requirement of a Competent Authority governing any Party provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“Know How”
means technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, specifications, information relating to Materials (including Licensed Materials), procedures for experiments and tests and results of experimentation and testing, results of research and development including laboratory records and data analyses which is secret, substantial and identifiable.

“Licensed Intellectual Property”	means the Licensed Know How, the Licensed Materials and the Licensed Patents.
“Licensed Know How”	means any and all Know How set out in Schedule 3 to this Agreement.
“Licensed Materials”	means (i) the mouse monoclonal antibody called [******] and (ii) the hybridoma [*****************************] owned by CRT.
“Licensed Patents”
means (i)  Patent Application Number PCT/GB2003/005163 (and all foreign equivalents thereof); (ii) any and all other patent application(s), patents, divisionals, continuations, continuations in part and improvements arising therefrom; and (iii) any and all other Patent Rights obtained in pursuance of or deriving priority from the Patent Rights listed in items (i) and (ii) hereof.  A list of Patent Rights as of the Commencement Date is set forth in Schedule 2.

“Major Market”	means each of the following groups of countries: (i)[*****************************]; (ii)[*****************************]; and (iii)[*****************************].
“Marketing Plan”	has the meaning set forth in Clause 3.5.

“Material”
means any chemical or biological substance directly related to the Licensed Materials, including any:

(i)organic or inorganic chemical element or compound;

(ii)nucleotide or nucleotide sequence including DNA and RNA sequences;

(iii)gene;

(iv)vector or construct including plasmids, phages, or viruses;

(v)host organism including bacteria, fungi, algae, protozoa and hybridomas;

(vi)eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system;

(vii)protein including any peptide, amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein, peptide, enzyme, or antibody;

(viii)drug or pro-drug;

(ix)other genetic or biological material or micro-organism; or

(x)assay or reagent.

“Net Sales”	means the invoiced amount actually received [*********************************************].
“Orphan Indication”
means a disease indication which is rare in the general population in the Territory, as defined by the controlling Competent Authority in the country of interest, as such definition may be amended from time to time.

“Parties”	means CRT and Percipio (as defined above) and “Party” shall be construed as any of them.
“Patent Rights”
means any patent applications, patents, author certificates, inventor certificates, utility certificates, utility models and all foreign counterparts of them and includes all divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, provisional applications, continued prosecution applications, requests for continued examinations, re-examinations, confirmations, registrations, revalidations and additions of or to them, as well as any supplementary protection certificate, or like form of protection.

“Percipio Intellectual Property”
means any Know How, Material or Patent Rights directly related to the development of antibodies directed against [******] or the Products, whether as an improvement to the Licensed Intellectual Property and/or Viragen Intellectual Property or otherwise, discovered, invented, developed, or manufactured as a result of research undertaken by Percipio itself or its Affiliates or Sub-licensees or research funded by Percipio but undertaken by a Third Party and undertaken pursuant to the licence in this Agreement.

“Pivotal Registration Study”	means a clinical study designed to provide the efficacy data required to enable a new drug application or other like documentation to be filed in the United States of America or any Major Market.
“Product”
means any item, thing or process that falls within the scope of a Licensed Patent or that uses Licensed Know How, or which contains or was developed using Licensed Materials or any Viragen Intellectual Property.

“Quarter”	means any period of three consecutive calendar months commencing on 1 January, 1 April, 1 July, or 1 October in any year.
“Revenue Share”	[**********************************************]
“SPC”
means a right based on the Licensed Patents or any of them pursuant to which the holder of the right is entitled to exclude Third Parties from using, making, having made, selling, advertising or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as Supplementary Protection Certificates in Europe, and any similar right anywhere in the world.

“Sub-licence”	means a sub-licence of the Licensed Intellectual Property granted by Percipio to its Affiliate or a Third Party.
[*****************]	[*******************************************]
“Sub-licensee”	means any Third Party or Affiliate of Percipio granted a Sub-licence by Percipio in accordance with Clause 2.4.
“Territory”	means the world.

“Third Party”	means any entity or person other than the Parties or an Affiliate of either of them.
“Tobacco Party”	means any corporation, company, partnership or other organisation or person with a material interest in or links to the tobacco industry.
“Viragen Intellectual Property”
means any Know How, Material or Patent Rights directly related to the development of antibodies directed against [****], whether as an improvement to the Licensed Intellectual Property or otherwise, discovered, invented, developed, or manufactured as a result of research undertaken by Viragen, Inc. itself or its Affiliates or Sub-licensees or research funded by Viragen, Inc. but undertaken by a Third Party and whether undertaken pursuant to the 2005 Licence or pursuant to the Letter Agreement and included within the Sunburst Licence Agreement.

1.2	In this Agreement:

1.2.1
unless the context otherwise requires, all references to a particular Clause or schedule shall be a reference to that Clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4
unless the contrary intention appears, words denoting “persons” shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.5	the words “include”, “included” and “including” are to be construed without limitation to the generality of the preceding words; and

1.2.6	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

2.	GRANT OF LICENCE

2.1
In consideration for the payments to be made by Percipio to CRT pursuant to Clause 4, CRT hereby grants to Percipio an exclusive worldwide right and licence under all of its rights in the Licensed Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field. Percipio hereby acknowledges that as of the Commencement Date it is already in possession of the Licensed Know How and Licensed Materials and CRT is under no obligation to provide further quantities of such Licensed Know How and Licensed Materials.

2.2	Subject to Clause 2.3, the licence granted in Clause 2.1 shall, in relation to a particular country in the Territory, terminate on:

2.2.1	the expiry of the relevant Licensed Patent in the relevant country; or

2.2.2	ten years after the date that the first therapeutic Product was placed on the market in such country,

whichever is the later.

2.3	It is acknowledged and agreed that:

2.3.1	this Agreement shall be subject to the academic research rights granted to the University under the Licensed Intellectual Property; and

2.3.2	[******************************************************************].

2.4
Percipio shall have the right to grant Sub-licences of any or all of the rights granted to it pursuant to Clause 2.1 to a Third Party or an Affiliate if, in respect of each Sub-licence, Percipio ensures that CRT’s rights under this Agreement are maintained and that Percipio meets the material terms and conditions of the Agreement.  In the case of the grant of a Sub-licence to a Third Party only, Percipio shall obtain the prior written consent of CRT, such consent not to be unreasonably withheld or delayed, provided, however, that CRT’s failure to provide written “good cause” denial of consent within thirty (30) Business Days after Percipio requests consent to grant a Sub-licence shall be deemed to be consent. Notwithstanding anything to the contrary set forth herein, (i) Percipio shall have the right to grant Sub-licences of any or all of the rights granted to it pursuant to Clause 2.1 to any Affiliate of Percipio without obtaining CRT’s prior written consent and (ii) Percipio shall also have the right, without obtaining CRT’s prior written consent, to enter into a sub-contract manufacturing, co-marketing or distribution agreement with a Third Party under which Percipio appoints a Third Party as its agent to manufacture, promote or sell Products. Within thirty (30) Business Days of the grant of any Sub-licence to a Third Party, Percipio shall provide CRT with a true copy of the Sub-licence signed by Percipio and such Third Party, at Percipio’s own expense. Any Sub-licence that is granted in breach of this Clause 2.4 shall be void. Without prejudice to Percipio’s obligation to seek CRT’s consent to grant Sub-licences to Third Parties as set forth under this Clause 2.4, any Sub-licence granted by Percipio to a Third Party shall be presumed to meet the requirements of this Clause 2.4 if it shall:

2.4.1	be granted on an arm’s length basis reflecting the arms length fair market value for 100% cash consideration;

2.4.2	provide that the Sub-licence shall terminate automatically on termination for whatever reason of this Agreement;

2.4.3
provide that the Third Party with whom the Sub-licence has been entered into shall undertake to allow Percipio access to such Third Party’s books and records relating to the calculation of Net Sales of Products, and Percipio undertakes to include in its books and records or make available to CRT all Net Sales information and records it receives from such Third Party relating to Products;

2.4.4
provide that, in the event of termination of this Agreement, the Third Party Sub-licensee shall have the right, for a period of ninety (90) Business Days following the date of termination, to sell off stocks of Product held by it at the date of termination; and

2.4.5
prohibit the assignment of the Sub-licence to any Third Party; provided, however, that Percipio shall be permitted to permit such Third Party Sub-licensee to sub-licence the rights granted to it under the Sub-licence, provided that (1) Percipio shall ensure that the terms of such sub-sub-licence comply with the terms of this Clause 2.4 mutatis mutandis; and (2) the terms of the sub-sub-licence prohibit the sub-licensing of the rights granted thereunder and Percipio shall, at its own cost, provide a copy of each sub-sub-licence to CRT as soon as possible after completion.

2.5	Any breach of Clauses 2.3 or 2.4 shall be a material breach of this Agreement.

2.6	In the event that this Agreement is terminated by Percipio pursuant to Clause 10.5 hereof, [*************************************************************************].

3.	DEVELOPMENT AND MARKETING PLAN

3.1	Percipio shall:

3.1.1	subject to Clause 3.3, use commercially reasonable endeavours to undertake the Development Plan at its own cost and expense; and

3.1.2
provide [********] reports until the [*****] anniversary of the Commencement Date, and thereafter [*****]l reports outlining its and its Affiliates and any Sub-licensee’s progress with respect to the milestone deadlines in the Development Plan and proposing any reasonable changes to the Development Plan it requires.

3.2
In the event that Percipio proposes amendment of the Development Plan pursuant to Clause 3.1.2 or otherwise, the Parties shall discuss such amendment in good faith but no amendment to the Development Plan shall be effective unless made in writing and signed by both Parties.

3.3
In the event that Percipio misses any of the material milestones highlighted in the Development Plan (as may have been amended pursuant to Clause 3.2) [**********************************************************************] and the Parties shall meet to discuss the matter with an aim to come to an agreement on the reassignment of the milestones, but on doing so, if the Parties cannot reach agreement, CRT shall have the right to terminate this Agreement in accordance with the terms of Clause 10.5 below.

3.4
Percipio shall, and shall procure that its Affiliates and Sub-licensees shall, use their commercially reasonable endeavours to: (i) obtain all necessary and desirable regulatory and other approvals to market and sell Products (collectively, “Marketing Approval”) from any relevant Competent Authority and, upon receipt of Marketing Approval in a country; (ii) commercialize the Products in each such country to the maximum extent practicable; and (iii) without limitation of its obligations under Clause 3.4(i) and (ii) hereof, adhere to the Marketing Plan as further set forth in Clause 3.5 hereof.

3.5
Commencing with the [***********************************](each a “Marketing Plan”)[****************************], which shall include a summary of the marketing, sales and distribution plans on a country-by-country basis for [************] of Percipio or its Affiliates or Sub-licensees, as applicable.  Each Marketing Plan shall be of sufficient detail to allow CRT to determine that a highly professional and logical plan has been devised that will support the objective of making the Product available to as many patients as possible as early as possible, within the applicable laws and regulations, and thereby generating, growing and maintaining Product sales throughout the term of this Agreement.  The Marketing Plan may be subject to changes based upon local market conditions, changes in competition, changes in other aspects that may be expected to have an impact on local sales results and as a result, the Marketing Plan shall be subject to change by Percipio upon prior written notice to CRT (provided, further, that the foregoing shall be without limitation of the obligations of Percipio pursuant to Clause 3.4(i) and (ii) hereof).  All costs relating to the preparation and submission of the Marketing Plans shall be borne by Percipio.  All Marketing Plans shall be deemed as Confidential Information for purposes of this Agreement and CRT shall not provide any Third Party with access to any Marketing Plan, or any portion thereof.

4.	CONSIDERATION

4.1	Percipio shall pay to CRT:

4.1.1	[*************************************];

and

4.1.2	[*************************************];

and

4.1.3
subject to the provisions of Clauses 4.2, 4.3 10.6 and 11.4, the following payments [********************] of the occurrence of the relevant milestone event [********************************] set forth in this Clause 4.1.3:

4.1.3.1	[******************************************]

4.1.3.2	[******************************************]

4.1.3.3	[******************************************]

4.1.3.4	[******************************************]

and

4.1.4
subject to the provisions of Clauses 4.2, 4.3, 10.6 and 11.4, the following payments within [*****************] of the occurrence of the relevant milestone event [***************************************]:

[*******************************************************];

and

4.1.5	subject to the provisions of Clauses 10.6 and 11.4, [************************* ***************************];

and

4.1.6	subject to the provisions of Clauses 10.6 and 11.4, [************************].

4.2
For the avoidance of doubt, if, in respect of each of the milestone events described in Clauses 4.1.3 and 4.1.4, that milestone event is achieved in respect of a particular Product by a Sub-licensee which is not an Affiliate of Percipio, [***********************************].

4.3	Notwithstanding anything to the contrary set forth herein, (i) Percipio shall [***********]

4.4	[*************************************************************************].

5.	PAYMENT

5.1
All payments due to CRT under this Agreement shall be made in pounds sterling in cleared funds to the account of [*******************************************************] (or such other account details as CRT may from time to time notify to Percipio).

5.2
Where sums are received by Percipio in a currency other than pounds sterling, conversion of such currencies to pounds sterling shall be performed at the closing mid-spot rate for that currency published in the Financial Times in London on the last Business Day of the Quarter in which the sum is to be paid.

5.3	All costs of transmission or currency conversion shall be borne by Percipio.

5.4
All payments by Percipio to CRT under this Agreement are expressed to be exclusive of value added tax howsoever arising, and Percipio shall pay to CRT in addition to those payments or if earlier on receipt of a tax invoice or invoices from CRT, all Value Added Tax for which CRT is liable to account in relation to any supply made or deemed to be made for Value Added Tax purposes pursuant to this Agreement.

5.5
All payments to CRT shall be made free and clear of, and without deduction or deferment in respect of, any claims, set-off and taxes imposed or levied by any Competent Authority including any withholding taxes.  In the event that Percipio is obliged to deduct any withholding or other taxes it shall pay to CRT an amount as shall result in the net amount being received by CRT being equal to the amount which would have been received by CRT had no deduction or withholding been made; provided always that, if CRT is able to recover or set-off any such deduction or withholding, it shall refund such amount to Percipio as shall result in the net amount being retained by CRT being equal to the amount which would have been received by CRT had no deduction or withholding been made.

5.6
The provisions of Clause 5.5 above requiring Percipio to pay to CRT a sum such that the net amount received by CRT is equal to the amount that would have been received by CRT had no deduction or withholding been made shall not apply if, and only to the extent that, the relevant deduction results from Percipio being under a legal obligation under the UK tax rules requiring Percipio to deduct income tax at source from royalties payable by Percipio to CRT in respect of a UK granted patent.

5.7
Where CRT does not receive payment of any sums due to it within[*******************], interest shall accrue on the sum due and owing to CRT at the rate equivalent to an annual rate of three per cent (3%) over the then current base rate of the Bank of England, for the UK, calculated on a daily basis, without prejudice to CRT’s right to receive payment on the Due Date.

6.	BOOKS AND RECORDS

6.1
Pursuant to Clause 4.4, Percipio shall prepare quarterly reports. The Quarterly Reports shall include Net Sales by country, including the company making the sales and the amount of Products sold. If CRT gives notice to Percipio within twenty (20) Business Days of the receipt of any such Quarterly Report that it does not accept the same, that Quarterly Report shall be certified by an independent accountant appointed by agreement between Percipio and CRT or, in default of agreement within ten (10) Business Days, appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. Percipio shall (subject to the independent accountant agreeing to maintain the confidentiality of the books and records save insofar as is necessary for the proper reporting to Percipio and CRT) make available to the independent accountant all books and records required for the purpose of that certification and the statements so certified shall be final and binding between the Parties.  The cost of the certification shall be the responsibility of Percipio if the statement is shown to have underestimated the monies payable to CRT by[********************] and the responsibility of CRT otherwise.  Any outstanding payments due to CRT which are identified as a result of carrying out the investigation shall be paid to CRT [********************]. There shall be no more than one certification by an independent accountant in relation to any one calendar year.

6.2
Percipio shall keep true and accurate records and books of account, and shall require in its contracts with Sub-licensees that its Sub-licensees shall keep true and accurate records and books of account, containing all data necessary for the calculation of the amounts payable by Percipio to CRT pursuant to this Agreement, including such amounts payable pursuant to Clause 2.4.3.  Such records and books of account shall be kept for six (6) years following the end of the calendar year to which they relate and Percipio’s records and books of account shall, upon reasonable notice having been given by CRT, be open at reasonable times on Business Days for inspection under the terms of confidentiality contained in this Agreement, by an independent firm of accountants appointed by agreement between the Parties or, failing such agreement within ten (10) Business Days, appointed by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. The cost of any such examination shall be borne by CRT, such examination to take place and be completed not later than six (6) years following the expiration of the period to which it relates and there shall be no more than one examination per year.

7.	MANAGEMENT OF PATENT RIGHTS; OWNERSHIP OF INTELLECTUAL PROPERTY

7.1
Subject to Clauses 7.4, 7.5 and 7.6 hereof, Percipio shall, from expiry of the 2005 Licence, undertake or procure the filing, prosecution, and maintenance of the Licensed Intellectual Property, including the Licensed Patents, in the name of CRT and be responsible for any enforcement proceedings relating to them (including any interference or opposition proceedings); provided, further, that the Parties agree that Percipio’s obligations hereunder shall extend only within the Field (unless such filing, prosecution or maintenance is not separable by Field). Percipio or CRT shall provide copies of all relevant correspondence to CRT or Percipio, as the case may be, within fourteen (14) Business Days of receipt, and the Parties shall consult in all material respects with each other in relation to such filing, prosecution, and maintenance.

7.2
Each Party shall give the other immediate notice of any actual or suspected infringement of the Licensed Patents or any actual or suspected misuse or misapplication of the Licensed Know How and/or the Licensed Materials by a Third Party which comes to that Party’s attention during the term of this Agreement.

7.3
If either Party receives any notice, claim, or proceedings from any Third Party alleging infringement of that Third Party’s intellectual property by reason of either Party’s activities in relation to this Agreement or the use and exploitation of the Licensed Intellectual Property in the Field, the Party receiving that notice shall [*************************************] notify the other Party of the notice, claim or proceeding.

7.4
Percipio may (subject to Clause 7.5), at its own cost, defend and enforce or may procure the defence or enforcement of the rights under the Licensed Intellectual Property in the Field, including any interference proceedings. CRT shall, at Percipio’s cost, render all such reasonable assistance as Percipio reasonably requests. [*****************************].

7.5
If Percipio elects not to defend or enforce the relevant Licensed Intellectual Property in the Field pursuant to Clause 7.4 and if CRT desires the enforcement or defence of such rights it shall notify Percipio and Percipio shall, at CRT’s request [******], grant to CRT any and all rights that would be necessary solely for the purpose of allowing CRT to undertake such enforcement or defence. If Percipio is unable to grant such rights then it shall, at CRT’s request, grant to CRT the right to conduct such an action in its name. CRT shall defend and enforce or shall procure the defence or enforcement of the rights under Licensed Intellectual Property in the Field pursuant to this Clause 7.5 [**********]. Percipio shall provide,[********], all such reasonable assistance as CRT may reasonably request in any such proceedings.  [*************************************************].

7.6
In the event that the Licensed Intellectual Property is licensed to a Third Party outside the Field for commercial purposes the costs and expenses in relation to the prosecution, maintenance and defence of the Licensed Intellectual Property referred to in this Clause 7 shall no longer be borne by Percipio alone and CRT undertakes to ensure that such costs and expenses shall be apportioned as between each licensee of the Licensed Intellectual Property in shares reflecting the commercial value of the Licensed Intellectual Property in the respective fields. However, nothing herein, including any licence to a Third Party by CRT, shall prevent Percipio from exercising its rights under Clause 7.4, and CRT agrees to take all steps necessary with said Third Parties to grant to Percipio any and all rights necessary to allow Percipio to undertake such enforcement or defence.  CRT further agrees that it will not allow any Third Party to enforce or defend the Licensed Intellectual Property, either within or outside the Field, without the prior express written permission of Percipio.

7.7
CRT shall, [*************] provide such reasonable assistance and advice to Percipio as Percipio may request (including the provision of copies of any necessary documents) which is necessary or desirable for Percipio to apply for an extension to the term of protection of the Licensed Patents in the Field including any SPC or other like form of protection anywhere in the Territory.

7.8
As between the Parties, their Affiliates and Sub-licensees:  (i) all rights, title and interest in the Percipio Intellectual Property shall be exclusively owned by Percipio and (ii) all rights, title and interest in any clinical data or regulatory filings relating to the Products shall be exclusively owned by Percipio.

8.	WARRANTIES AND LIABILITY

8.1	[**********************************]

8.1.1	[**********************************]

8.1.2	[**********************************]

8.2	[**********************************]

8.3	[**********************************].

8.4	[**********************************].

8.5	[**********************************].

8.6	[**********************************].

8.7	[**********************************]

8.8	[**********************************].

8.9	[**********************************].

9.	CONFIDENTIALITY

9.1
Each Party undertakes to keep secret and confidential and agrees not at any time for any reason whatsoever disclose or permit to be disclosed to any Third Party or otherwise make use of or permit use to be made of (except as expressly permitted by this Agreement), any Confidential Information of the disclosing Party and/or Know How of the disclosing Party and/or the Licensed Intellectual Property which come into the recipient Party’s possession during the term of this Agreement.

9.2
The Parties shall ensure that only those of, and their Affiliates’ and/or Sub-licensees’, their directors, officers and employees who need to have access to Confidential Information and/or Know How and/or the Licensed Intellectual Property for the proper performance of this Agreement and any Sub-licence do have access and that those who are directly concerned with the performance of this Agreement and any Sub-licence and who have access to the Confidential Information and/or Know How of the disclosing Party and/or the Licensed Intellectual Property are informed of its secret and confidential nature and the recipient Party undertakes to ensure that such of its, and its Affiliates’ and its Sub-licensees’, directors, officers and employees to whom the Confidential Information and/or Know How and/or the Licensed Intellectual Property is disclosed shall have, prior to such disclosure, executed a confidentiality undertaking on terms no less onerous than those contained in this Agreement or that such disclosure is adequately governed by the terms of the contract of employment of such director, officer or employee.

9.3	The obligations of confidence referred to in this Clause 9 shall not extend to any Confidential Information or Know How or the Licensed Intellectual Property which:

9.3.1	is at the time of disclosure, or thereafter becomes, generally available to the public otherwise than by reason of a breach by the recipient Party of the provisions of this Agreement; or

9.3.2	is known to the recipient Party without obligations of confidence prior to its receipt from the disclosing Party, as can be shown by written record; or

9.3.3	is subsequently disclosed to the recipient Party without obligations of confidence by another party owing no such obligations in respect thereof; or

9.3.4	is required to be disclosed by any applicable law or any Competent Authority to which a Party is from time to time subject; or

9.3.5	is independently developed by a person or persons with no access to the Confidential Information disclosed by a Party, as demonstrated by written records; or

9.3.6
is required to be or is necessarily disclosed through the marketing of a Product embodying Licensed Intellectual Property or to any Competent Authority or by the rules of any stock exchange, including for the avoidance of doubt the United States Securities and Exchange Commission pursuant to relevant U.S. securities regulations, and as may be required under the National Audit Act 1983 or otherwise legally required to be disclosed, provided always that the recipient Party shall use its best endeavours to limit any such disclosure to a minimum and shall, if reasonably possible, prior to such disclosure, provide the disclosing Party with sufficient notice, in order to obtain a protective or other order as a court of competent jurisdiction shall award.

9.4	The obligations of each Party under Clauses 9.1-9.3 shall survive the expiration or termination for whatever reason of this Agreement.

10.	TERM AND TERMINATION

10.1
This Agreement shall come into effect on the Commencement Date and, unless sooner terminated as provided hereunder, shall continue in full force and effect until the termination of all licences granted to Percipio pursuant to Clause 2.1 above.  [*********************]

10.2	CRT may, on thirty (30) Business Days written notice, terminate this Agreement if:

10.2.1
Percipio takes any action, serves any notice or commences any proceedings seeking to revoke or challenge the validity of the Licensed Patent or if it procures or assists a Third Party to take any such action; or

10.2.2	the Financing Event has not occurred prior to the first anniversary of the Commencement Date; or

10.2.3	the Sunburst Licence Agreement is terminated by Hamilton Atlantic; or

10.2.4
at any time prior to the listing of shares of Percipio on a public exchange, in the event of a change of Control of Percipio where the new Controlling party is a Tobacco Party. “Control” for the purposes of this sub-clause means the power to secure that the affairs of Peripio are conducted in accordance with the wishes of another whether through ownership of 50% or more of the voting securities of Percipio or by contract or otherwise and “Controlling” shall be construed accordingly.

10.3	[************************************************].

10.4	[************************************************].

10.5
Either CRT on the one hand or Percipio on the other hand (the “Terminating Party”) shall have the right to terminate this Agreement forthwith upon giving written notice of termination to Percipio on the one hand or CRT on the other hand as the case may be (the “Defaulting Party”), upon the occurrence of any of the following events at any time during this Agreement:

10.5.1
the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy has not been remedied[******************] after the receipt by the Defaulting Party from the Terminating Party of written notice identifying the breach and requiring its remedy;

10.5.2
the Defaulting Party for a period of longer than [**********************]suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts);

10.5.3
a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs, or the Defaulting Party enters into any composition or arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction or re-adjustment of debts (including where a petition is filed or proceeding commenced seeking any reorganisation, arrangement, composition or re-adjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditor’s rights or where the Defaulting Party consents to, or acquiesces in, the filing of such a petition); or

10.5.4	the Defaulting Party takes any action, or any legal proceedings are started or other steps are taken by a Third Party, with a view to:

(a)
the winding up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company for any purpose, including the inclusion of any part of the share capital of the Defaulting Party on a recognised public stock exchange); or

(b)
the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or a substantial part of the assets of the Defaulting Party; or

(c)	the undertaking of anything analogous to any of the foregoing under the laws of any country.

10.6	[****************************************************]

11.	CONSEQUENCES OF TERMINATION

11.1	Subject to Clauses 10.6 and 11.4 upon termination of this Agreement:

11.1.1	the licence rights granted by CRT to Percipio pursuant to Clause 2 shall terminate and any Sub-licences granted by Percipio pursuant to Clause 2.4 shall terminate;

11.1.2	Percipio shall pay to CRT within [********************] all sums due to CRT hereunder which have accrued prior to the date of termination;

11.1.3
each recipient of Confidential Information shall promptly return to each disclosing Party, or, at the option of the disclosing Party, destroy, all Confidential Information held in hard copy or electronic form which has been provided to the recipient Party save that each recipient Party shall be permitted to retain one copy of any document containing such Confidential Information for the purposes of ensuring its continuing compliance with Clause 9 and for no other purpose; and

11.1.4
upon written request by CRT, Percipio shall, [*************************] of receipt of said notice, return to CRT, or, at CRT’s option, destroy all Licensed Materials held by Percipio.  Nothing herein shall require Percipio to return publicly available material or other materials that are the subject of Clause 9.3, above.

11.2
Subject to the provisions of Clause 10.6 Percipio shall provide to CRT within thirty (30) Business Days of termination of this Agreement one copy of each document containing information, together with any information held in an electronic form, in each case in reasonably sufficient detail to enable CRT itself or through a Third Party to further develop Products, relating directly to the Licensed Intellectual Property whilst undertaking the Development Plan or comprised within Viragen Intellectual Property.

11.3	In the event of termination:

11.3.1
By Percipio pursuant to Clauses 10.3 or 10.4 in a particular country, then Percipio agrees to provide CRT with a non-exclusive sub-licensable licence to use the Percipio Intellectual Property and Viragen Intellectual Property on a Revenue Share basis in that country or countries;

11.3.2
By Percipio pursuant to Clauses 10.3 or 10.4 in the entire Territory, then Percipio agrees to assign to CRT all Percipio Intellectual Property and clinical data relating to the Licensed Intellectual Property to which it has rights and in the event that the Sunburst Licence Agreement:

(a)
remains in force or has been terminated by Hamilton Atlantic, Percipio agrees to grant CRT an exclusive sub-licensable worldwide right and licence under all of its rights in the Viragen Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field, on a Revenue Share basis; or

(b)	has been or is terminated by Percipio, Percipio agrees, in accordance with any agreement in place between CRT and Hamilton Atlantic, to grant CRT an exclusive sub-licensable worldwide right and licence under all of its rights in the Viragen Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field on a Revenue Share basis.

11.3.3
By CRT pursuant to Clauses 10.2.2, 10.2.3 or 10.5, Percipio shall assign all Percipio Intellectual Property to which it has ownership rights and any clinical data generated by Percipio relating to the Licensed Intellectual Property to CRT and in the event that the Sunburst Licence Agreement:

(a)
remains in force, or has been terminated by Hamilton Atlantic, Percipio agrees to grant CRT an exclusive worldwide right and licence under all of its rights in the Viragen Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field, on Revenue Share terms to be agreed;

(b)
has been or is terminated by Percipio, Percipio agrees, in accordance with any agreement in place between CRT and Hamilton Atlantic, to grant CRT an exclusive worldwide right and licence under all of its rights in the Viragen Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of Products in the Field on a Revenue Share basis.

11.4
In the event of the expiry of this Agreement or the termination of this Agreement by Percipio pursuant to Clause 10.5, CRT shall grant to Percipio a non-exclusive, perpetual, fully paid up royalty-free licence to the Licensed Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of the Products in the Territory. In the event of (i) a termination of a licence in a country (except pursuant to Clauses 10.3 or 10.4) or (ii) the occurrence of an event as set forth in Clause 10.6, CRT shall grant to Percipio a non-exclusive, perpetual, fully paid up royalty-free licence to the Licensed Intellectual Property to research, develop, use, keep, make, have made, market, distribute, sell, offer to sell, advertise or otherwise dispose of the Products in such country.  Notwithstanding anything to the contrary set forth in this Clause 11.4, if CRT shall terminate the Agreement pursuant to Clauses 10.2 or 10.5, the licence shall terminate.

11.5
If Percipio serves notice to terminate this Agreement in the Territory or in particular countries pursuant to Clauses 10.3 or 10.4 it shall, without prejudice to its obligation to pay royalties during the notice period, pay to CRT all of any milestone payment which has not been paid and in respect of which the milestone event has been achieved prior to the date of notification by Percipio of its intention to terminate.

11.6
Notwithstanding anything to the contrary herein, the termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination or expiry and in particular but without limitation the right to recover damages and interest, and the provisions of Clauses 2.3, 2.6, 6.2, 7.7 (but only to the extent that a licence has been granted pursuant to Clause 11.4 hereof),7.8, 8.1-8.9, 9.1-9.4, 10.6, 11.1-11.8, 14.1-14.2, 17.1-17.3, 18.1, 18.2, 19.1, 20.1, 20.2, 21.1 and 22.1-22.3 shall remain in full force and effect.

11.7
Notwithstanding the provisions of Clause 11.1.1, termination or expiry of this Agreement for whatever reason shall be without prejudice to the rights of Percipio and/or its permitted Sub-licensees to fulfill orders received prior to the termination or expiry subject to the payment of royalties on any Net Sales accruing in respect thereof at the rates set out in this Agreement.

11.8	[***************************************************].

12.	WAIVER

12.1
Neither Party shall be deemed to have waived any of its rights or remedies conferred by this Agreement unless the waiver is made in writing and signed by a duly authorised representative of that Party.  In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies conferred by this Agreement shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by either Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

13.	ENTIRE AGREEMENT/VARIATIONS

13.1
This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement.

13.2
No director, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Clause 13 shall operate to limit or exclude any liability for fraud.

13.3	No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of both Parties.

13.4
In the event of any conflict or discrepancy between this Agreement and any other agreement, schedule or amendment, the terms of this Agreement shall control unless superseded by subsequent written agreement.

14.	NOTICES

14.1
Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by hand, sent by overnight registered or recorded delivery airmail post or sent by facsimile confirmed by registered or recorded delivery post to the address or facsimile number of the recipient set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Parties.

Address of Percipio

Percipio Biotherapeutics, Inc.

10990 Wilshire Blvd., Suite 1410
Los Angeles
California 90024
USA

For the attention of   Robert Brooke
     Chief Executive Officer

Fax No. +1 (310) 696-0334

Address of CRT

Sardinia House
Sardinia Street
London
WC2A 3NL

Fax No. +44 (0) 20 7269 3641

For the attention of the Chief Executive.

14.2	Any notice given pursuant to this Clause 14 shall be deemed to have been received:

14.2.1	in the case of delivery by hand, when delivered; or

14.2.2	in the case of sending by overnight registered or recorded delivery airmail post on the second Business Day following the day of posting; or

14.2.3
in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment if the acknowledgement occurs before 1700 hours local time of the recipient on a Business Day and in any other case on the following Business Day.

15.	ASSIGNMENT

15.1
Neither Party shall without the prior written consent of the other Party, assign the benefit and/or burden of this Agreement nor sub-contract any of its obligations hereunder unless otherwise permitted by the terms hereof; provided always that CRT or Percipio may assign the benefit of this Agreement, or sub-contract any of its obligations hereunder, in whole or in part to any Affiliate or to a successor to or purchaser of all or substantially all of the business of the assigning Party relating to this Agreement (whether in a merger, sale of stock, sale of assets or otherwise), on the conditions that (i) the assigning Party gives prior written notice to the non-assigning Party and (ii) that the assignee is not a Tobacco Party; however, nothing herein shall permit an assignment to any competitor of any Party.

16.	FORCE MAJEURE

16.1
If a Party (the “Non-Performing Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the relevant obligations of the other Party (the “Innocent Party”) under this Agreement shall be suspended for a period equal to the duration of the circumstance of Force Majeure (the “Suspension”) provided that:

16.1.1	the Suspension is of no greater scope than is required by the Force Majeure;

16.1.2
the Non-Performing Party gives the Innocent Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

16.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

16.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

16.2
If the Suspension continues for a period of six (6) calendar months the Innocent Party may give thirty (30) Business Days written notice thereafter to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that thirty (30) Business Day notice period.

17.	DISPUTE RESOLUTION

17.1
Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the Parties hereunder or any other matter arising out of or in connection with this Agreement shall first be submitted to the then acting Chief Executive Officer of Percipio and the Chief Executive of CRT who may call on others to advise them as they see fit.

17.2
If the discussions under Clause 17.1 should fail to resolve the question, difference or dispute within forty-five (45) Business Days, the Parties agree to try in good faith to settle the matter by mediation, but not arbitration, administered by the American Arbitration Association under its Commercial Mediation Rules. Any mediation under this Clause 17.2 shall take place in London.  If mediation should fail to resolve the question, difference or dispute within forty-five (45) Business Days, the Parties agree that either Party may seek resolution of such question, difference or dispute in court pursuant to Clause 22.1.

17.3
Notwithstanding the foregoing, and notwithstanding Clause 22, any Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any matter for which monetary damages would not adequately protect such Party’s interests or otherwise to enforce and protect intellectual property rights owned or licensed to such Party.

18.	SEVERANCE OF TERMS

18.1
If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

18.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

18.1.2
in the case of the illegality, invalidity or unenforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

18.2
If in the reasonable opinion of any Party any severance under this Clause 18 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

19.	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

19.1
None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and neither of the Parties shall have any authority to bind the other in any way except as provided in this Agreement.

20.	PUBLIC STATEMENTS

20.1	Except as provided in Clause 20.2, neither Party shall, without the prior written consent of the other Party:

20.1.1
use in advertising, publicly or otherwise, any trade-name, personal name, trade mark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof, owned by the other Party; or

20.1.2
represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilises the information or documents of the other Party.

20.2	The restrictions in Clause 20.1 shall not apply to the following:

20.2.1	a press release, in a form agreed to in writing by both Parties, publicly announcing this Agreement; or

20.2.2
use as required by any applicable law or governmental regulation, including, for the avoidance of doubt, compliance with all applicable United States Food and Drug Administration and United States federal and state securities laws, including the United States Securities and Exchange Commission Rules and requirements.

21.	COSTS

21.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

22.	GOVERNING LAW, JURISDICTION AND PRESUMPTIONS

22.1	All matters relating to this Agreement shall be governed by the laws of England and the Parties submit to the non-exclusive jurisdiction of the English courts.

22.2
This Agreement shall be deemed to be jointly created and drafted, and no presumption shall arise, and no provision shall be construed, against the drafter of a particular section or provision, when interpreting this Agreement.

22.3
No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

SCHEDULE 1 – DEVELOPMENT PLAN

[***************************]

STAGE 1.

Activity	Estimated Timeline for Achievement
[***********************************]	[************]
[***********************************]	[************]
[***********************************]	[************]
[***********************************]	[************]

[********************************************************************]
STAGE 2.

[***************************************************************************]

SCHEDULE 2

PATENT/APPLICATION NUMBER	COUNTRY/REGION	FILING DATE
[****************************]	[***********]	[***********]
[****************************]	[***********]	[***********]
[****************************]	[***********]	[***********]
[****************************]	[***********]	[***********]
[****************************]	[***********]	[***********]
[****************************]	[***********]	[***********]
[****************************]6	[***********]	[***********]
[****************************]	[***********]	[***********]
[****************************]	[***********]	[***********]

SCHEDULE 3

Licensed Know How

Full detail is set out below of all Know How generated and arising from the antibody programme prior to the termination of the Collaboration Agreement and which forms the subject matter of the licence rights relating to the Licensed Know How pursuant to Clause 2.1 as follows:

1.           C3b deposition assay
2.           Complement lysis assay
3.           Antibody dependent cellular cytotoxicity assay
4.           Anaphylatoxin assay
5.           Monocyte stimulation assay
6.           T cell co-stimulation assay

IN WITNESS whereof this Agreement has been executed by duly authorized officers of the Parties on the date first above written.

Signed by:

Name:

Title:
For and on behalf of
CANCER RESEARCH TECHNOLOGY LIMITED

Signed by:	Robert Brooke

Name:

Title:	Chief Executive Officer
For and on behalf of
PERCIPIO BIOTHERAPEUTICS, INC.